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                                                                   EXHIBIT 2

                               VOTING AGREEMENT





                  VOTING AGREEMENT dated as of May 6, 1998, among Fidelity and Deposit Company of Maryland, a corporation organized under the laws of Maryland ("Parent"), F&D Merger Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent ("Sub"), and each of the other persons identified on Exhibit A hereto (the "Shareholders").

                  WHEREAS, the Shareholders desire that Mountbatten, Inc., a Pennsylvania corporation (the "Company"), Parent and Sub enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, among other things, that Sub will merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"). In connection with the Merger, subject to certain exceptions, each share of Common Stock, par value $0.001 per share, of the Company ("Company Common Stock") will be converted into the right to receive cash as provided in the Merger Agreement.

                  WHEREAS, the Shareholders are executing this Agreement as an inducement to Parent and Sub to execute and deliver the Merger Agreement.

                  NOW THEREFORE, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained therein and herein, the parties hereto agree as follows:

                  SECTION 1. Representations and Warranties. Each of the Shareholders represents and warrants to Parent and Sub as to himself (and not as to any other Shareholder) as follows:

                  (a) Such Shareholder is the record and beneficial owner of the number of shares of Company Common Stock (together with any shares of Company Common Stock with respect to which the Shareholder obtains voting power prior to the Effective Time of the Merger, the "Shares") as set forth on

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Exhibit A hereto. Except for such number of Shares and except for shares issuable in connection with options outstanding as of the date hereof, such Shareholder is not the record or beneficial owner of any shares of Company Common Stock.

                  (b) Such Shareholder has the authority to execute, deliver and perform this Agreement without the necessity of obtaining any third party non-governmental consent, approval, authorization, or waiver, or giving of any notice or otherwise, except for such consents as have been obtained, are unconditional and are in full force and effect or as set forth on Schedule 2.4 to the Merger Agreement.

                  (c) This Agreement has been duly executed and delivered by such Shareholder and, assuming due execution and delivery thereof by Parent and Sub, constitutes the legal, valid, and binding obligation of such Shareholder enforceable against the Shareholder in accordance with its terms except (i) as may be limited by bankruptcy, reorganization, insolvency, and similar laws of general application relating to or affecting the enforcement of creditors' rights or the relief of debtors and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (d) The execution, delivery, and performance of this Agreement by such Shareholder will not (i) result in the breach of or constitute a default under any contract to which such Shareholder is subject,
(ii) constitute a violation of any Law applicable or relating to such Shareholder or (iii) result in the creation of any Lien.

                  (e) Except for this Agreement, there are no voting trusts or other agreements or understandings, including, without limitation, any proxies, in effect governing the voting of the Shares.

                  (f) Such Shareholder does not hold, and has not issued, any proxies, or securities convertible into or exchangeable for or any options, warrants, or other rights to purchase or subscribe for any shares of Company Common Stock.

                  (g) The Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder,


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free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever other than as created by this Agreement.

                  (h) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission from Parent, Sub or the Company in connection with the transactions contemplated hereby based upon arrangements made by any of the Shareholders.

                  (i) Such Shareholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

                  (j) There are no undertakings, agreements, arrangements or understandings of any nature or kind whatsoever in effect between such Shareholder, or any of his affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand, which have not been fully and completely disclosed, in writing, to Parent.

                  SECTION 2. Voting Agreement. Each Shareholder agrees with, and covenants to, Parent and Sub as follows:

                  (a) At any meeting of Shareholders of the Company called to vote upon the Merger, the Charter Amendment, the Merger Agreement or the other transactions contemplated by the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger, the Charter Amendment, the Merger Agreement or the other transactions contemplated by the Merger Agreement is sought while the Merger Agreement remains in effect, such Shareholder shall vote (or cause to be voted) or shall consent, execute a consent or cause to be executed a consent in respect of the Shares in favor of the Merger, the Charter Amendment, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

                  (b) At any meeting of Shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought while the Merger Agreement remains in effect, such Shareholder shall vote (or cause to be voted) the Shares against
(i) any Takeover Proposal (as defined in the Merger Agreement) or any action which is a component of any Takeover Proposal or would be a component of a Takeover Proposal if it were contained in a proposal, (ii) any merger


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agreement or merger (other than the Merger Agreement and the Merger), reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or (iii) any amendment of the Company's Articles of Incorporation or By-laws which amendment would in any manner partially or wholly prevent or materially impede, interfere with or delay the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i), (ii) or (iii) above, a "Competing Transaction").

                  SECTION 3. Covenants of the Shareholder. Each Shareholder agrees with, and covenants to, Parent and Sub as follows:

                  (a) Such Shareholder shall not (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, encumbrance (other than an unforeclosed pledge or encumbrance for financing purposes where the Shareholder retains sole voting power with respect to all pledged securities), encumbrance or other disposition), or consent to any transfer of, any or all the Shares or any interest therein, except pursuant to the Merger and the Merger Agreement, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all such Shares or any interest therein,
(iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, except under or in accordance with this Agreement or
(iv) deposit such Shares into a voting trust, enter into a voting agreement or arrangement with respect to such Shares or otherwise limit such Shareholder's power to vote its Shares.

                  (b) Such Shareholder shall not, nor shall it permit any director, officer, employee, investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit or initiate, or knowingly encourage the submission of, any Competing Proposal or
(ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any such director, officer, employee, investment banker, attorney or other adviser or representative of such Shareholder shall be deemed to be a violation of this
Section 3(b) by the Shareholder.


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                  (c) Such Shareholder shall use all reasonable efforts to
obtain all Regulatory Approvals required to consummate the transactions contemplated hereby.

                  SECTION 4. Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's successors. Upon any transfer of shares of Company Common Stock by such Shareholder (without limiting in any way the terms of Section 3(a) hereof), such Shareholder shall provide Parent with written notice within two days of such transfer of the name, address and relationship to such Shareholder, if any, of such transferee, the number of shares transferred and the terms governing such transfer. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by such Shareholder, the number of Shares set forth in Section 1(a) hereof shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Shareholder.

                  SECTION 5. Shareholder Capacity. No person executing this Agreement who is or becomes or designates or has the capacity to designate during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director or on behalf of any such designee. Each Shareholder signs solely in such Shareholder's capacity as the record and beneficial owner of the Shares.

                  SECTION 6. Further Assurances. Each Shareholder shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof.

                  SECTION 7. Termination. All provisions of this Agreement will survive the Effective Time in accordance with their respective terms; provided, however, that this Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the date upon which the Merger


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Agreement is terminated in accordance with its terms, except that no
Shareholder shall be relieved of any liability for breach of this Agreement by such Shareholder prior to such termination.

                  SECTION 8. Defined Terms. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

                  SECTION 9. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be sufficiently given if sent by registered or certified mail, postage prepaid, or overnight air courier service, or telecopy or facsimile transmission (with hard copy to follow) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, Sub or the Company, to the address set forth in Section 8.2 of the Merger Agreement; and (ii) if to any Shareholder, to the address set forth opposite such Shareholder's name on Exhibit A hereto.

                  SECTION 10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 11. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of Parent, Sub, the Company and the Shareholders and delivered to Parent, Sub, the Company and the Shareholders.

                  SECTION 12. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  SECTION 13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law principles of such State.

                  SECTION 14. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a); provided, however, that Sub may assign


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its rights and obligations to another wholly owned subsidiary of Parent that is the assignee of Sub's rights under the Merger Agreement. Any assignment in violation of the foregoing shall be void.

                  SECTION 15. Enforcement. Each party agrees that irreparable damage would occur and that the other party hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches by the other party hereto of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Pennsylvania or in Pennsylvania State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the Commonwealth of Pennsylvania or any Pennsylvania State court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the Commonwealth of Pennsylvania or a Pennsylvania State court.

                  SECTION 16. Severability. If any term or provision hereof, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable with respect to such jurisdiction, and only to such extent, and the remainder of the terms and provisions hereof, and the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated or unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.


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                  SECTION 17. Amendment; Modification; Waiver. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

                  SECTION 18. Expenses. Except as otherwise provided in the Merger Agreement, Parent, Sub, the Shareholders and the Company shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and consummation of the transactions contemplated hereby.


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                  IN WITNESS WHEREOF, Parent, Sub and the Shareholders have
caused this Agreement to be duly executed and delivered as of the date first written above.

                                      FIDELITY AND DEPOSIT COMPANY OF MARYLAND



                                          By /s/ Richard F. Williams
                                             -----------------------
                                               Name:  Richard F. Williams
                                               Title: President



                                      F&D MERGER SUB, INC.



                                          By /s/ Richard F. Williams
                                             -----------------------
                                               Name:  Richard F. Williams
                                               Title:  President



                                      SHAREHOLDERS:



                                       /s/ Kenneth L. Brier
                                      ----------------------------------------
                                      Kenneth L. Brier


                                       /s/ Ted A. Drauschak
                                      ----------------------------------------
                                      Ted A. Drauschak


                                       /s/ Jack Brier
                                      ----------------------------------------
                                      Jack Brier




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                                   EXHIBIT A





                          Shares Company
     Shareholder           Common Stock             Address
     -----------           ------------             -------

Kenneth L. Brier           277,376             203 Clwyd Road
                                               Bala Cynwyd, PA 19004

Ted A. Drauschak            42,500             1205 Chestershire Place
                                               Pottstown, PA 19465

Jack Brier                 292,959             525 Greystone Road
                                               Merion Station, PA 19066





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